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                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (the "Exchange Act")

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Proxy Statement                 RULE 14A-6(E)(2))

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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                         UNITED INVESTORS REALTY TRUST
               (Name of Registrant as Specified In Its Charter)
                                Not applicable
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   (Name of Person(s) Filing proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                      [UNITED INVESTORS REALTY TRUST LOGO]



                         United Investors Realty Trust
   Please sign and mail the enclosed WHITE proxy card for your Board of Trust
                                   Managers.
     We urge you NOT to sign any proxy on behalf of the group of dissident shareholders.

                                                                     May 2, 2001

Dear Fellow Shareholders:

The enclosed proxy statement and WHITE proxy card are being sent to you by the Board of Trust Managers of United Investors regarding the May 30, 2001 Annual Meeting of Shareholders.

You may have recently received proxy materials from a group led by Southwest Securities that calls itself the "Committee to Restore Shareholder Value." This group is attempting to take control of your Company through a costly proxy contest over the election of six Trust Managers. Their attack on your Company comes as our Board is actively engaged in a process to explore the sale of United Investors or substantially all of its assets.

       Your Board is committed to maximizing value for all shareholders.

You already have an independent Board protecting the best interests of all of our shareholders. Your current Board is made up of six Trust Managers, only one of whom is an officer. Three of these Trust Managers had no prior relationship to the Company before becoming Trust Managers in December 2000. Earlier this year, our Board of Trust Managers commenced a process that is intended to maximize value for all of our shareholders. With the assistance of our financial advisor, First Union Securities, we are actively exploring the sale of United Investors or substantially all of our assets in order to achieve maximum value for all of our shareholders. Although there can be no assurance that a transaction will occur, we believe that our nominees are the best qualified to complete the process they have begun.

Why would you want to replace your current highly qualified, experienced and independent Trust Managers with a group of nominees who have not demonstrated any special or unique qualifications to better conduct the sale process and have offered you no plan to run the Company OR maximize the value of your shares?

                 What is the true motivation of the Committee?

We believe that the Committee's primary goal is to obtain payment from the Company for Southwest Securities' substantial legal fees and other expenses incurred to conduct its costly litigation and proxy fight. If the Committee's nominees are elected, we believe the first thing they will do is pay their own expenses, which they estimate will be $1,235,000. The legal fees and other costs and expenses the Committee plans to recover from the Company will negatively affect the Company's assets and liquidity. The Committee has admitted in its proxy statement that they will reimburse their substantial legal, proxy solicitation and other expenses without shareholder approval.

Your Board is committed to exploring various alternatives that would benefit all shareholders. We believe the Committee is attempting to disrupt the process so that it can position itself to be paid off before a sale will proceed. If the true interests of the Committee were aligned with those of the rest of our shareholders, the Committee would immediately cease its costly and disruptive litigation and proxy contest and allow your management to focus all of its attention on achieving maximum shareholder value.

  The Committee's efforts are disrupting the process to maximize shareholder value.

After a succession of unsuccessful legal maneuvers, Southwest Securities is now attempting to take control of your Company through this proxy fight. The repeated legal attacks by Southwest Securities have been, and we believe will continue to be, extremely expensive and disruptive to our efforts to maximize shareholder value. Those attacks are in all likelihood deterring potential buyers. Several prospective purchasers have expressly indicated that any offer they would make to acquire your Company would be contingent upon litigation with Southwest Securities being resolved. We believe these legal attacks could significantly delay the sale process and impact the price your Board is able to achieve for you in a sale of United Investors.

    Whose interests are the members of the Committee truly looking out for?

We believe the Committee is looking out for the interests of Southwest Securities. In February 2000, Southwest Securities began advising a Dallas development company about acquiring some or all of your Company's assets. We provided highly confidential information to them, under the protection of a confidentiality agreement with the development company. At the same time, Southwest Securities started buying our shares without informing us. The most significant activity was a purchase of 186,000 shares mere days before the development company, with the advice of Southwest Securities, made a proposal on May 25, 2000 to acquire 70% of your Company's assets.

When an independent committee of your Board determined that the May 2000 acquisition proposal by the development company was inadequate, Southwest Securities was unable to achieve quick profits. Southwest Securities then attempted to stop the sale of a property in a transaction structured to benefit all our shareholders, by filing a lawsuit in Dallas County against your Company and its officers, your Board and FCA Corp. (which manages your company for a fee). The court refused to stop the sale, although the Company was forced to expend significant legal fees in the process.

Southwest Securities nevertheless persisted in its attacks to disrupt the operations of your Company, making even broader allegations about the way your Company was being run. We are confident that the process followed by our Trust Managers will survive any challenge by Southwest Securities and that the Court will dismiss the lawsuit altogether. A committee of your most recently-appointed Trust Managers conducted a thorough examination of all of the allegations made by Southwest Securities in the Dallas litigation and recommended that the lawsuit be dismissed.

      The Committee is trying to change the rules for their own benefit.

On March 21, 2001, Southwest Securities filed a lawsuit in Harris County (Houston), seeking to change United Investors' bylaws and make it easier to elect their nominees and achieve their goals. The Court promptly denied Southwest's motion. The bylaw provision about which they complain:

 .   is typical of almost all of the publicly traded Texas real estate investment trusts AND

 .   was adopted, with the full knowledge of Southwest Securities, when they acted as an underwriter in our initial public offering.

            Send Southwest Securities and the Committee a message.

Do not return any green proxy card you receive from the "Committee," even to vote against their nominees. Doing so may cancel your vote for your current Board's nominees. Please return only the enclosed WHITE proxy card.

If you have already returned the green proxy card, you have every legal right to change your vote by signing, dating and returning the enclosed WHITE proxy card. Only your latest dated, validly executed proxy card will be counted.

We believe the election of the candidates nominated by your board of trust managers is in the best interest of United Investors and all of its shareholders, and we urge you to sign and return the enclosed WHITE proxy card in the postage-paid envelope provided.

 .   IF YOU HOLD YOUR SHARES THROUGH A BROKERAGE FIRM, your broker cannot vote your shares unless he receives your specific instructions. Please sign, date and return the WHITE proxy card in the envelope provided by your broker.

 .   IF YOU ARE SIGNING AS A CUSTODIAN, TRUSTEE, PARTNER, OFFICER, EXECUTOR OR
ATTORNEY, please write in such title next to your signature.

Your attendance at the Annual Meeting, if possible, and your vote, either by proxy or in person, will be very much appreciated. Please vote today. It is important that you vote, no matter how many or how few shares you own.

         We urge you not to allow the tactics of Southwest Securities to dictate the future of United Investors and your investment.

    Your Board of Trust Managers recommends that you vote FOR your Board's nominees.

If you have any questions as to how to vote your shares, please call our proxy solicitor, Georgeson Shareholder, toll free at (888) 365-9189.

Thank you for your support.

                                          Sincerely,

                                          Your Board of Trust Managers
                                          /s/ Robert W. Scharar
                                          /s/ W. Lowry Barfield
                                          /s/ William C. Brooks
                                          /s/ E. Rhett Buck
                                          /s/ Jose C. Hermans
                                          /s/ William G. Nolen